                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS



THE BOARD OF DIRECTORS AND STOCKHOLDERS
WORLD AIRWAYS, INC.:



We consent to the incorporation by reference in the registration statements (No.333-13575, No. 333-14461 and No. 333-14457) on Form S-8 and registration statement (No. 333-14455) on Form S-3 of World Airways, Inc. of our report dated February 6, 1997, relating to the balance sheets of World Airways, Inc. as of December 31, 1996 and 1995, and the related statements of operations, changes in common stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996, and the related financial statement schedule, which report appears in the December 31, 1996 annual report on Form 10-K of World Airways, Inc.



                                                           KPMG PEAT MARWICK LLP


WASHINGTON, D.C.
MARCH 31, 1997